                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90366


           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT
                                  RENEWALS ONLY

                              PROSPECTUS SUPPLEMENT
                                 DATED 12/17/02


           Term                      Rate                      Annual Yield*
--------------------------------------------------------------------------------

        3-5 mos.+                    4.50%                         4.60%
        6-11 mos.+                   4.75%                         4.86%
        12-23 mos.                   6.50%                         6.71%
        24-29 mos.                   6.75%                         6.98%
        30-35 mos.                   7.25%                         7.51%
        36-47 mos.                   8.62%                         9.00%
       48-120 mos.                   9.00%                         9.41%

--------------------------------------------------------------------------------

                Minimum Investment for Investment Notes is $1,000

These rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity of an existing Note.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated December 17, 2002. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Notes included in this Rate Supplement are available from January 3, 2003 through January 30, 2003.

+These terms are available only to renewals of maturing Notes which are reinvested for the same term as the original investment.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling
(800)776-4001.

Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

            (LOGO) AMERICAN BUSINESS                   For information,
                   FINANCIAL SERVICES, INC.           call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com